INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Europa Trade Agency Ltd. on Post-Effective Amendment No. 1 to Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated November 2, 2005, on the balance sheets of Europa Trade Agency Ltd. as at July 31, 2005 and 2004, and the related statements of operations, cash flows, and stockholders’ (deficiency) equity for the two years ended July 31, 2005 and 2004, and for the cumulative period from inception, June 6, 2003, to July 31, 2005.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”

January 17, 2006	Chartered Accountants